Exhibit 10.1

SEMTECH CORPORATION

EXECUTIVE CHANGE IN CONTROL RETENTION PLAN

Semtech Corporation (“Semtech”) has established this Semtech Corporation Executive Change in Control Retention Plan (the “Plan”) for certain of its executive officers who report to Semtech’s Chief Executive Officer (collectively, the “Executives”) to provide incentives for Plan Participants to exert maximum efforts for Semtech’s success even in the face of a potential Change in Control (as defined in Section 1).  The Plan provides for cash payments, certain accelerated vesting of equity rights, and other benefits.  The Plan took effect on September 28, 2010 (the “Effective Date”) and will remain in effect until terminated in accordance with Section 12.  This document constitutes both the formal plan document and the summary plan description of the Plan.  This Plan will control in case of conflict with any other document, unless the Plan states otherwise.  The Plan is an employee welfare benefit plan within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Participant’s ERISA rights are described at the end of the document.  Except as defined elsewhere in this Plan, capitalized terms used herein shall have the meanings set forth in Section 1.

1.             DEFINITIONS.  For purposes of this Plan only, capitalized terms used herein shall have the following meanings:

(a)           “Administrative Committee” means, with respect to all periods of time prior to a Change in Control, the Compensation Committee of Semtech’s Board of Directors (“Compensation Committee”) as constituted from time to time and means, with respect to all periods of time on or after a Change in Control, the Compensation Committee as it was constituted immediately prior to a Change in Control.

(b)           “Affiliate” means any parent corporation of Semtech or other subsidiary corporation, whether now or hereafter existing, as those terms are defined in Section 422(e) and (f) respectively, of the Code.

(c)           “Base Salary” means the highest base salary (expressed as an annual amount) paid to a Participant by Semtech or an Affiliate during the six months prior to a Change in Control (calculated before any deductions or deferrals).

(d)           “Board” means Semtech’s Board of Directors or any subcommittee thereof.

(e)           “Cause” means that a Participant (i) has engaged in an act of personal dishonesty in connection with the Participant’s responsibilities as a Semtech or Affiliate employee which is intended to result in a substantial personal benefit to the Participant, the Participant’s family, or any entity in which any of them have a substantial beneficial interest; (ii) was convicted of or entered a plea of guilty or nolo contendere to a crime that constitutes a felony (other than traffic related offenses not involving serious bodily injury); (iii) has committed an act or engaged in an omission which constitutes willful misconduct or gross negligence and is materially injurious, or reasonably expected to result in material injury, to Semtech or an Affiliate;  (iv) willfully failed to follow the lawful directives of the Board or the

Chief Executive Officer that are consistent with such Participant’s position or duties; or (v) materially breached any Central Agreement or written policy of Semtech or any of its Affiliates.

(f)            “Central Agreements” means the Semtech Code of Conduct, the Semtech Policy Regarding Confidential Information and Insider Trading for All Employees, the Semtech Invention Agreement & Secrecy Agreement, the Semtech Employee Confidentiality Agreement and Proprietary Rights Assignment, and any other written agreement between a Participant and Semtech (regardless of when such agreements become effective).

(g)           “Change in Control” means:  (i) a sale of all or substantially all of the assets of Semtech or (ii) the acquisition of more than 50% of the voting power of the outstanding securities of Semtech by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Semtech stockholders of record, as applicable, as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the outstanding stock of Semtech, as applicable) hold at least 50% of the voting power of the surviving or acquiring entity.

(h)           “Change in Control Window” means the period (i) beginning 90 days prior to the earlier of (a) the execution of a letter of intent relating to a Change in Control transaction, if any, or (b) the execution of a definitive agreement with respect to a Change in Control transaction; in either case, provided that the Change in Control with the party to the letter of intent or definitive agreement is consummated within one year following such execution, and (ii) ending on the second anniversary of such Change in Control; provided, however, that the application of the Change in Control Window pursuant to this Plan shall not cause any Stock Awards which have lapsed to become exercisable.

(i)            “Code” means the Internal Revenue Code of 1986, as amended.

(j)            “Common Stock” means the common stock of Semtech.

(k)           “Competitor” means any individual, party, firm, company, or other entity, including, but not limited to, governmental, commercial, and academic entities, which conducts or intends to conduct activities relating to any business performed or contemplated to be performed by Semtech including, but not limited to, the business of supplying analog or mixed-signal semiconductor products or the design, production, or sales of integrated circuits for end market applications in which Semtech’s products are used including, but not limited to, Intersil Corporation, International Rectifier Corporation, Maxim Integrated Products, Analog Devices, Inc., Linear Technology Corporation, National Semiconductor Corporation, Micrel, Inc., Microsemi Corporation, Texas Instruments, Inc. and any company in the peer group of competitors used from time to time in conjunction with the issuance of performance-based stock options by Semtech.

(l)            “Good Reason” means the occurrence without the written consent of a Participant of any one of the following acts by Semtech or an Affiliate:

(i)            A Participant’s Base Salary or annual bonus potential is materially diminished;

(ii)           A material breach of a Participant’s written employment agreement with Semtech or an Affiliate (unless the individual’s Letter Agreement provides otherwise);

(iii)          A Participant’s authority, duties, or responsibilities are materially diminished; or

(iv)          Semtech or an Affiliate reassigns a Participant’s primary place of employment to a location that is more than seventy-five (75) miles from such Participant’s primary place of employment as of immediately prior to the date such reassignment is announced and that reassignment materially and adversely affects a Participant’s commute based on such Participant’s principal place of employment immediately prior to the time such reassignment is announced;

provided, however, that (a) a Participant must provide Semtech with written notice of the Participant’s intent to terminate his or her employment and a description of the event the Participant believes constitutes Good Reason within 60 days after the initial existence of the event and (b) Semtech or an Affiliate (as applicable) shall have 60 days after a Participant provides the notice described above to cure the default that constitutes Good Reason (the “Cure Period”).  A Participant will have 30 days following the end of the Cure Period (if Semtech or an Affiliate has not cured the event that otherwise constituted Good Reason) to terminate Participant’s employment, after which Good Reason will no longer exist.

(m)          “Letter Agreement” means a letter signed by a duly authorized Semtech officer in the form approved by the Administrative Committee confirming an Executive’s eligibility for the Plan.

(n)           “Participant” means an eligible Executive participating in the Plan.

(o)           “Performance Unit” means a restricted stock unit that is subject to performance-based, rather than time-based, vesting.

(p)           “Required Accounting Restatement” shall mean an accounting restatement that is required due to Semtech’s material noncompliance with any financial reporting requirement under applicable securities laws.

(q)           “Stock Awards” means any stock option, restricted stock unit, restricted stock, or other equity-based compensation with respect to Common Stock (whether settled in Common Stock or cash) granted to a Participant prior to a Change in Control, but excluding Performance Units.

2.             PLAN ELIGIBILITY.  An Executive is eligible for this Plan only if (a) the Administrative Committee has approved in writing such Executive’s participation in the Plan and (b) Semtech has provided such Executive with a Letter Agreement.  If such Executive executes the Letter Agreement and returns it to Semtech within 30 days (or such shorter period as determined by the Administrative Committee) after receiving it, such Executive will become a Participant on the date Semtech receives the properly executed Letter Agreement.

3.             PARACHUTE PAYMENTS.

(a)           Notwithstanding the other provisions of this Plan (other than subsection (b) below), in the event that any payment or benefit received or to be received by a Participant pursuant to this Plan or otherwise (collectively, the “Payments”) would result in a “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such Payments shall be reduced by the minimum amount necessary to ensure that they do not, in the aggregate, exceed the maximum amount that may be paid to such Participant without triggering golden parachute penalties under Section 280G and related provisions of the Code, such as Section 4999 (the “Cut-Back Payment”).

(b)           If, instead of receiving the Cut Back Payment, a Participant would realize increased net Payments (after (i) taking into account payment of federal, state and local income, payroll, and excise taxes on such Payments and (ii) reducing the Payments by the cost of any lost deduction to Semtech by virtue of application of Section 4999 of the Code), Section 3(a) shall not apply and such Participant shall instead receive the Payments, less the cost of any lost deduction to Semtech by virtue of application of Section 4999 of the Code.

(c)           If any Payments must be reduced or forfeited under subsection (a) or (b), they shall be cut back in the following order (unless cutting Payments back in such order would result in the imposition on the Participant of an additional tax under Section 409A of the Code (or similar state or local law) and cutting the Payments back in another order would not, in which case benefits shall instead be cut back in such other order):  First, all Payments that do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (in the order designated by the Participant).  Second, all Payments that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that were granted to the Participant in the 12-month period of time preceding the applicable Change in Control, in the order such benefits were granted to the Participant.  Third, all remaining Payments shall be reduced prorata.

(d)           If a Participant receives an amount in excess of the limit set forth in this Section 3, the Participant shall repay the excess amount to Semtech on demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B) (or any successor provision).  Semtech and each Participant agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties.

(e)           All calculations required under this Section 3 shall be performed by the accounting firm engaged by Semtech for general audit purposes as of the day prior to the effective date of the Change in Control described in Code Section 280G(b)(2)(a)(i).  All determinations required to be made under this Section 3 (other than determinations pursuant to Section 3(c)) shall be made by such independent accountants.  If the accounting firm so engaged by Semtech is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or otherwise has a conflict of interest or is unwilling to perform such calculations, Semtech shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  Semtech shall bear all expenses with respect to the determinations by such accounting firm.

(f)            The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Participant and Semtech within 15 calendar days following the Change in Control and at such other time as may be reasonably requested by the Participant or Semtech.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive on the Participant and Semtech.

4.             ACCELERATION OF STOCK AWARDS IN THE EVENT OF A CHANGE IN CONTROL.  Unless a Participant’s Letter Agreement provides otherwise, the terms of this Section 4 shall apply in the event of a Change of Control.

(a)           Stock Awards.  The vesting and (if applicable) exercisability of each Stock Award that is outstanding as of a Change in Control shall be accelerated in full with respect to each Participant who is employed with Semtech or an Affiliate on the day immediately prior to the effective date of such Change in Control.  In addition, if (i) a Change in Control occurs and (ii) a Participant’s employment was involuntarily terminated by Semtech or an Affiliate without Cause or by the Participant for Good Reason (in either case, during a Change in Control Window, but prior to the occurrence of a Change in Control), then the vesting and (if applicable) exercisability of each Stock Award that had not expired or terminated prior to the Change in Control shall be accelerated in full immediately prior to the Change in Control.

(b)           Performance Units.  The “Performance Period” (as defined in the relevant plan and grant documents) for each Performance Unit award held by a Participant as of a Change in Control shall terminate effective as of the most-recently completed Semtech fiscal year and the number of Performance Units that shall vest immediately with respect to such award shall be determined based on actual Semtech performance during the shortened Performance Period.  In determining such vesting, any relevant performance goals shall be prorated based on the percentage of the Performance Period that had elapsed as of the end of the most-recent Semtech fiscal year.  Any Performance Unit that does not vest after giving effect to the prior two sentences shall terminate as of the Change in Control.  In addition, if (i) a Change in Control occurs and (ii) a Participant’s employment was involuntarily terminated by Semtech or an Affiliate without Cause or by the Participant for Good Reason (in either case, during a Change in Control Window, but prior to the occurrence of a Change in Control), then the vesting of each Performance Unit award that had not expired or terminated prior to the Change in Control shall be determined as described above.

Example:

The following example demonstrates the effect of proration on the cumulative operating income (COI) and cumulative net revenue (NR) targets with respect to a hypothetical Performance Unit award that has a 2012-2014 fiscal year performance period, assuming that a change in control occurred on July 30, 2013 (i.e., after completion of the first fiscal year) and July 30, 2014 (i.e., after completion of the second fiscal year):

	COI/NR Targets Before Change in Control	COI/NR Targets After Change in Control in Year 1	COI/NR Targets After Change in Control in Year 2
90% Vesting	$300,000/$600,000	$100,000/$200,000	$200,000/$400,000

100% Vesting (i.e., target)	$600,000/$900,000	$200,000/$300,000	$400,000/$600,000

110% Vesting	$900,000/$1,200,000	$300,000/$400,000	$600,000/$800,000

Relevant Performance Period	Fiscal years 2012-2014	Fiscal year 2012	Fiscal years 2012-2013

Thus, assuming that the Performance Unit award had a target of 12,000 Performance Units, if a change in control occurred on July 30, 2014 and Semtech’s COI for fiscal years 2012 and 2013 was exactly $200,000,000 and (b) Semtech’s NR for fiscal years 2012 and 2013 was exactly $400,000,000, then (according to the chart above) 90% of the target Performance Units (i.e., 10,800) would vest immediately prior to the Change in Control.

Any reacquisition or repurchase rights held by Semtech with respect to the shares of Common Stock for which vesting is accelerated pursuant to this Section 4 shall lapse in full as appropriate.

5.             SEVERANCE.

(a)           Unless a Participant’s Letter Agreement provides otherwise, if Semtech or an Affiliate terminates a Participant’s employment without Cause during a Change in Control Window, or if Executive terminates his or her employment for Good Reason during a Change in Control Window, then, in either case, subject to the terms and conditions of this Section 5, the Participant will be entitled to the following benefits:

(i)            payment of an amount equal to one times the greater of the Participant’s target bonus (as determined by the Compensation Committee of Semtech’s Board of Directors during the relevant fiscal years) for (A) the fiscal year in which such termination of employment occurred or (B) the fiscal year prior to the fiscal year in which such termination of employment occurred, which will be paid in a lump sum at the time the bonus for the fiscal year in which such termination of employment occurs otherwise would have been paid;

(ii)           payment of an amount equal to 12 months of the Participant’s Base Salary, paid in a single lump sum (15 days following the seven-month anniversary of such termination of employment if employment was terminated on or after a Change in Control, but during a Change in Control Window or 15 days following the seven-

month anniversary of the applicable Change in Control if employment was terminated prior to a Change in Control, but during a Change in Control Window);

(iii)          reimbursement of the Participant’s COBRA coverage premiums (if applicable) under Semtech’s fully-insured group health plans for the Participant and his or her dependents who are then covered by such plans until the earlier of (A) 12 months following such termination of employment; (B) such other date on which the Participant is eligible to enroll for coverage under another group health plan; or (C) the date on which the Participant no longer qualifies for COBRA continuation coverage under the normal COBRA rules; provided, however, that no such reimbursement shall be made if it would result in adverse tax consequences, as determined by the Administrative Committee.

Any reimbursement request under this Section 5(a) must be made within 60 days of incurring the expense and must be accompanied with proof of payment and any such reimbursement will be made within 60 days after receipt of a properly submitted request.  Any reimbursement under this Section 5(a) in one taxable year will not affect the amount available for reimbursement in any other taxable year.

(b)           In order to receive any benefits or payments under Section 5(a), a Participant must execute and deliver to Semtech a valid waiver and release of claims against Semtech, all current and former, direct and indirect parents, subsidiaries, and all other affiliates and related partnerships, joint ventures, or other related entities, and, with respect to each of them, their predecessors and successors and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Section 5(b), and their successors, all in their respective capacities as such, in a form tendered by Semtech (the “Release Agreement”) no later than 45 days after a Participant’s termination of employment or, if later, no later than 45 days from the commencement of the Applicable Change in Control Window and the period within which such Participant may revoke his or her Release Agreement has expired without revocation (which period shall not be longer than 15 days, unless a longer period is required by applicable law which, in any event, shall not extend beyond the date the first payment is due to a Participant under this Section 5).  The Release Agreement shall be substantially in the form attached hereto as Appendix 1.  The Administrative Committee has the authority to amend or adopt a new form of Appendix 1 at any time prior to the commencement of a Change in Control Window.  If the Administrative Committee has not amended or adopted a new form of Appendix 1 prior to the commencement of a Change in Control Window, the Release Agreement shall be substantially in the form attached hereto as Appendix 1; provided, however, that the Administrative Committee shall, after the commencement of a Change in Control Window, continue to have the authority to make changes to Appendix 1 that it reasonably determines are required to (i) comply with applicable law or (ii) address changes in the law that have occurred after the effective date of this Plan.  Any amendment or adoption of a new form of Appendix 1 permitted by this Section 5(b) shall not be considered an amendment of this Plan.

(c)           If a Participant timely revokes his or her Release Agreement, such Participant shall not be eligible to receive any benefits or payments under Section 5(a).

6.             ADJUSTMENTS UPON CHANGES IN COMMON STOCK.  All references to the Stock Awards referenced in this Plan shall include and shall be appropriately adjusted by Semtech to reflect any stock split, stock dividend, stock combination or other change in the Common Stock which may be made by Semtech after the date this Plan is adopted.

7.             FORFEITURE OF PLAN BENEFITS.

(a)           Competition.  In the event that a Participant directly or indirectly, whether as an employee, independent contractor, or consultant, or otherwise (whether for pay or otherwise) provides any services to a Competitor (without first obtaining written approval from the Administrative Committee) prior to the one-year anniversary of such Participant’s termination of employment, the Participant shall irrevocably forfeit all unpaid Plan benefits as of the date that such Participant first provided services to a Competitor.  To the extent that any Participant received any Plan benefits prior to engaging in such activity (without first obtaining written approval from the Administrative Committee), the Participant shall return to Semtech all such Plan benefits within 15 days of receiving written demand therefor.  Notwithstanding the foregoing, this Section 7 shall not apply to a Participant to the extent that his or her Letter Agreement expressly provides that this Section 7 does not apply to such Participant.

(b)           Breach of Certain Other Agreements.  In the event that a Participant materially breaches any Central Agreement prior to receipt of all Plan benefits, the Participant shall irrevocably forfeit all unpaid Plan benefits as of the date that such Participant first materially breached any such Central Agreement.  To the extent that any Participant inadvertently receives Plan benefits after materially breaching any Central Agreement, the Participant shall return to Semtech all such Plan benefits within 15 days of receiving written demand therefor.

(c)           Accounting Restatement.  In the event that Semtech prepares a Required Accounting Restatement, each Participant or former Participant shall pay to Semtech on demand any amounts required to be returned to Semtech by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or the rules and/or the applicable listing standards promulgated thereunder or in connection therewith (collectively, the “2010 CPA”).

8.             NOTICES.  Any notices provided for in this Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by Semtech to a Participant, five days after deposit in the United States mail, postage prepaid, addressed to such Participant at the address specified in Semtech’s corporate records or at such other address as such Participant designates by written notice to Semtech.

9.             CLAIMS PROCEDURES.

(a)           Claims Normally Not Required.

Normally, a Participant does not need to present a formal claim to receive benefits payable under this Plan.

(b)           Disputes.

If any person (claimant) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the claimant’s legal rights are being violated with respect to the Plan, the claimant must file a formal claim with the Administrative Committee.  This requirement applies to all claims that any claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Administrative Committee determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the claimant.

(c)           Time for Filing Claims.

A formal claim must be filed no later than 90 days after any payment pursuant to Section 5(a) should have been made, unless the Administrative Committee in writing consents otherwise.  The Administrative Committee will provide a claimant, on request, with a copy of the claims procedures established under subsection 9(d).

(d)           Procedures.

The Administrative Committee will adopt procedures for considering claims, which it may amend from time to time, as it sees fit.  A claimant must file a claim for benefits on a form prescribed by the Administrative Committee.  If the claimant’s claim for a benefit is wholly or partially denied, the Administrative Committee will furnish the claimant with a written notice of the denial.  This written notice must be provided to the claimant within a reasonable period of time (generally within 90 days, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days) after the receipt of the claimant’s claim by the Administrative Committee.  (If such an extension of time is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period, and will indicate the special circumstances requiring the extension.)  Written notice of denial of the claimant’s claim must contain the following information:

(i)         the specific reason or reasons for the denial;

(ii)        a specific reference to those provisions of the Plan on which such denial is based;

(iii)       a description of any additional information or material necessary to perfect the claimant’s claim, and an explanation of why such material or information is necessary; and

(iv)       a copy of the appeals procedures under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination of the claimant’s claim.

If the claimant’s claim has been denied, and the claimant wishes to submit his or her request for a review of his or her claim, the claimant must follow the following Claims Review Procedure:

(i)         Upon the denial of his or her claim for benefits, the claimant may file his or her request for review of his or her claim, in writing, with the Administrative Committee;

(ii)        The claimant must file the claim for review not later than 60 days after he or she has received written notification of the denial of his or her claim for benefits;

(iii)       The claimant has the right to review and obtain copies of all relevant documents relating to the denial of his or her claim and to submit any issues and comments, in writing, to the Administrative Committee;

(iv)       If the claimant’s claim is denied, the Administrative Committee must provide the claimant with written notice of this denial within 60 days after the Administrative Committee’s receipt of the claimant’s written claim for review.  There may be times when this 60-day period may be extended.  This extension may only be made, however, where there are special circumstances which are communicated to the claimant in writing within the 60-day period.  If there is an extension, a decision will be made as soon as possible, but not later than 120 days after receipt by the Administrative Committee of the claimant’s claim for review; and

(v)        The Administrative Committee’s decision on the claimant’s claim for review will be communicated to the claimant in writing, and if the claimant’s claim for review is denied in whole or part, the decision will include:

(A)          the specific reason or reasons for the denial;

(B)           specific references to the pertinent provisions of the Plan on which the decision was based;

(C)           a statement that the claimant may receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(D)          a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

10.           PLAN ADMINISTRATION.

(a)           Discretion.

The Administrative Committee is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits.  The Administrative Committee and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan.  The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(b)           Finality of Determinations.

Unless arbitrary and capricious, all actions taken and all determinations by the Administrative Committee or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan.  To the extent the Administrative Committee or any Plan fiduciary has been granted discretionary authority under the Plan, the Administrative Committee’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c)           Drafting Errors.

If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent (by Semtech or the Administrative Committee, as the case may be), or as determined by the Administrative Committee in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrative Committee and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Administrative Committee (but with regard to the intent of Semtech as settlor).

(d)           Scope.

This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Administrative Committee or other Plan fiduciaries.

11.           COSTS, INDEMNIFICATION, AND REIMBURSEMENT FOR LITIGATION EXPENSES.

(a)           All costs of administering the Plan and providing Plan benefits will be paid by Semtech.

(b)           To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by Semtech, Semtech shall indemnify and hold harmless its (and its affiliates’) current and former officers, directors, and employees against all expenses, liabilities, and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of their administrative and fiduciary responsibilities with respect to the Plan.  Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

12.           PLAN AMENDMENT AND TERMINATION; LIMITATION ON EMPLOYEE RIGHTS.

(a)           Semtech, acting through its Board of Directors or its delegate, has the right in its sole and absolute discretion to amend or terminate the Plan prospectively.  The Plan shall automatically terminate on the fifth anniversary of the Effective Date, unless (i)

extended by Semtech’s Board of Directors or (ii) sooner terminated pursuant to the preceding sentence.

(b)           Notwithstanding anything to the contrary contained herein, the Administrative Committee shall have the authority, in its sole discretion, to amend the provisions of Section 7(c) to the extent that it determines in its sole discretion that such modification is required by or in connection with implementation of Section 954 of the 2010 CPA.  The Administrative Committee need not seek Participant consent with respect to any such amendment; however, to the extent that the Administrative Committee does seek written consent any Participant who does not consent in writing to the amendment within a reasonable timeframe required by the Administrative Committee shall immediately cease to be a Participant and shall permanently forfeit all Plan benefits.

(c)           Notwithstanding the provisions of Section 12(a), any amendment or termination of the Plan (other than pursuant to Section 12(b)) that occurs within a Change in Control Window (including on account of the fifth anniversary of the Effective Date), shall not apply to any Participant until the later of (i) the expiration of such Change in Control Window or (ii) three months after the Administrative Committee provides the Participant with written notice of such amendment or termination; provided, however, an amendment or termination of the Plan that occurs within a Change in Control Window may take immediate effect with respect to each Participant who (a) consents individually and in writing to the amendment or termination or (b) is not adversely affected by such amendment or termination.

Notwithstanding anything to the contrary contained in this Plan, any decision or interpretation that is made either during a Change in Control Window or pursuant to this subparagraph (c) shall be subject to judicial review under a de novo standard, and not under the arbitrary and capricious standard that is generally intended to apply (and shall apply) to all other Plan determinations and interpretations.

(d)           This Plan shall not give any employee the right to be retained in the service of Semtech or an Affiliate, and shall not interfere with or restrict the right of Semtech or an Affiliate to discharge or retire an employee for any lawful reason.

13.           COMPLIANCE WITH CODE SECTION 409A.  To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A.  The Plan will be administered and interpreted in a manner consistent with this intent and any provision of this Plan that would cause any payment to be made to a Participant that would be subject to the additional taxes imposed by Section 409A (the “Additional Taxes”) will have no force and effect until amended such that the payment will not be subject to the Additional Taxes, if such an amendment is possible (which amendment may be retroactive to the extent permitted by Section 409A).  In the event any payment under this Plan is not made by application of the previous sentence, Semtech shall use commercially reasonable efforts to pay an equivalent amount to such Participant in a manner that will not subject such payment to the Additional Taxes.  Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated employment with Semtech or an Affiliate for purposes of this Plan and no payments shall be due to a Participant under this Plan which are payable upon such Participant’s termination of employment unless such Participant would be considered to have incurred a “separation from service” from Semtech or an Affiliate (as applicable) within the meaning of

Section 409A.  To the extent required in order to avoid accelerated taxation or the imposition of additional taxes under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following such Participant’s separation from service (or upon such Participant’s death, if earlier).  In addition, each amount to be paid or benefit to be provided to a Participant pursuant to this Plan shall be construed as a separate identified payment for purposes of Section 409A.

14.           GOVERNING LAW.

(a)           This Plan is a welfare plan subject to ERISA, and it shall be interpreted, administered, and enforced in accordance with that law.  To the extent that state law is applicable, this Plan shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the law that might be applied under applicable principles of conflicts of law.

(b)           Although this Plan is a welfare plan, if it is ever determined to be a pension plan within the meaning of ERISA, it shall be an unfunded arrangement maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated executive officers, which is exempt from Parts 2, 3, and 4 of Title I of ERISA (i.e., a “top hat plan”).  If, notwithstanding the foregoing, this Plan ever is determined to be a pension plan that is not a non-top hat pension plan, this Plan shall be invalid and of no force and effect, retroactive to its adoption date and no Plan benefits shall exist or ever be payable.

15.           MISCELLANEOUS.

(a)           Any failure by Semtech or a Participant to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent either Semtech or a Participant from thereafter enforcing each and every other provision of this Plan.  The rights granted Semtech or a Participant herein are cumulative and shall not constitute a waiver of either Semtech’s or a Participant’s right to assert all other legal remedies available to it under the circumstances.

(b)           Each Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Plan.

(c)           Except as provided in Section 14(b), if any provision of this Plan shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(d)           Semtech will withhold federal, state and local taxes and other required payroll deductions and amounts from any benefit payments made under the Plan to the extent it determines it is required to do so.

(e)           Where the context so indicates, the singular will include the plural and vice versa.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.  Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

16.           OTHER INFORMATION.

(a)           Type of Plan.

This is a welfare plan.

(b)           Plan Number.

The Plan Number assigned by Semtech is 502.

(c)           Addresses, etc.

Semtech’s address, telephone number, and employer identification number are as follows:

Semtech Corporation
Attention:  General Counsel
200 Flynn Road

Camarillo, CA 93012

Telephone:  (805) 498-2111

EIN:  95-2119684

(d)           Plan Year.

The Plan’s Plan Year is the Calendar year.

(e)           Agent for Service of Legal Process.

Semtech’s General Counsel is the Plan’s agent for service of legal process.

(f)            Funding.

The Plan is funded out of Semtech’s general assets.

(g)           Plan Amendment or Termination.

Semtech has reserved the right to amend and terminate the Plan as set forth herein.

17.           STATEMENT OF ERISA RIGHTS.

As a participant in this Semtech Corporation Executive Change in Control Retention Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (as noted above, ERISA). ERISA provides that all Plan participants shall be entitled to:

(a)           Receive Information About Your Plan and Benefits

Examine, without charge, all documents governing the Plan, and a copy of insurance contracts and the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration and at Semtech’s corporate office and other specified locations without charge.

Obtain, upon written request to the Administrative Committee, copies of documents governing the operation of the plan, including insurance contracts and copies of the latest annual report (Form 5500 Series), if any, and an updated summary plan description. The Administrative Committee may make a reasonable charge for the copies.

Receive a summary of the Plan’s annual financial report, if any. The Plan administrator is required by law to furnish each participant with a copy of this summary annual report, if any.

(b)           Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

(c)           Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report, if any, from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)           Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or by visiting its website (http://www.dol.gov/ebsa/).

18.           WHOM TO CALL FOR ADDITIONAL INFORMATION.

If you have any questions, please contact the Administrative Committee.

SEMTECH CORPORATION
EXECUTIVE CHANGE IN CONTROL RETENTION PLAN

Appendix 1

Form of Release Agreement

GENERAL RELEASE AGREEMENT

In order to settle as fully as possible all known and unknown claims [Name of Executive] (Former Executive), might have against Semtech Corporation (Company) and all related parties, the Company and Former Executive agree as follows:

(a)                                  Consideration:  Former Executive will receive the benefits under the Semtech Corporation Executive Change in Control Retention Plan that are payable to Former Executive only if Former Executive becomes bound by this Agreement.  Former Executive agrees to the plan’s terms.  Plan benefits will not be taken into account in determining Former Executive’s rights or benefits under any other program.  The Company will report any such benefits to tax authorities and withhold taxes from them as it determines it is required to do.

(b)                                  Release:  Former Executive releases (i.e., give up) all known and unknown claims that Former Executive presently has against the Company, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors, specifically including Semtech Neuchatel (Released Parties), except claims that the law does not permit Former Executive to waive by signing this Agreement.  For example, Former Executive is releasing all common law contract, tort, or other claims Former Executive might have, as well as all claims Former Executive might have under the Age Discrimination in Employment Act (ADEA), the Worker Adjustment & Retraining Notification Act (WARN Act), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order.

Former Executive expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(c)                                  Claims Not Released:  Notwithstanding anything to the contrary contained herein, Former Executive is not releasing any claims Former Executive might have to (a) vested benefits under any of the Company’s employee benefit plans (including the Company’s equity incentive plans), (b) participate in Company medical, dental, life insurance, or other benefit plans, or (c) indemnification rights (under the Company’s bylaws, the California Labor Code, any written agreement between the Company and Former Executive and any rights Former Executive has as a shareholder or former shareholder of the Company).

(d)                                  Applicable Law:  This agreement is governed by [Federal law and the laws of California].

(e)                                  Representations and Promises:  The Company and Former Executive acknowledge and agree that:

(i)                                     Complete Agreement:  Except as specifically provided in Section (c), this Agreement is the entire agreement relating to any claims or future rights that Former Executive might have with respect to the Company and the Released Parties.  Once in effect, this Agreement is a legally admissible and binding agreement.  It shall not be construed strictly for or against Former Executive, the Company, or any Released Party.

(ii)                                  Amendments:  This Agreement only may be amended by a written agreement that the Company and Former Executive both sign.

(iii)                               Representations:  When Former Executive decided to sign this Agreement, Former Executive was not relying on any representations that are not in this Agreement.  The Company would not have agreed to pay the consideration Former Executive is getting in exchange for this Agreement but for the representations and promises Former Executive is making by signing it.  Former Executive has not suffered any job-related wrongs or injuries, such as any type of discrimination, for which Former Executive might still be entitled to compensation or relief now or in the future.  Former Executive has been paid all wages, compensation, benefits, and other amounts that the Company or any Released Party should have paid Former Executive in the past.

(iv)                              No Wrongdoing:  This Agreement is not an admission of wrongdoing by the Company or any other Released Party; neither it nor any drafts shall be admissible evidence of wrongdoing.

(v)                                 Unknown Claims:  Former Executive is intentionally releasing claims that Former Executive does not know that Former Executive might have and that, with hindsight, Former Executive might regret having released.  Former Executive has not assigned or given away any of the claims Former Executive is releasing.

(vi)                              Effect of Void Provision:  If the Company or Former Executive successfully asserts that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it.  If this Agreement is cancelled, Former Executive will repay the consideration Former Executive received for signing it.

(vii)                           Consideration of Agreement:  If Former Executive initially did not think any representation Former Executive is making in this Agreement was true or if Former Executive initially was uncomfortable making it, Former Executive resolved all of Former Executive’s doubts and concerns before signing this Agreement.  Former Executive represents that Former Executive has carefully read this Agreement, Former Executive fully understands what it means, Former Executive is entering into it knowingly and voluntarily, and all Former Executive’s representations in it are true.  The consideration period described in the box above Former Executive’s signature started when Former Executive first was given this Agreement [; Former Executive acknowledges that Former Executive also was given employment termination program census data at that time].  Former Executive waives any right to have this consideration period restarted or extended by any subsequent changes to this Agreement.

(viii)                        Agreement to be Confidential:  Former Executive has not disclosed and will never disclose the underlying facts that led up to the settlement evidenced by this Agreement, or the terms, amount, or existence of that settlement or this Agreement, to anyone other than a member of Former Executive’s immediate family or Former Executive’s attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement.  Such a person’s violation of this confidentiality requirement shall be treated as a violation by Former Executive.  This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent required by law (but only if Former Executive notifies the Company of a disclosure obligation or request within one day after Former Executive learns of it and permits the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).  The parties agree that a copy of this Agreement may be required to be filed with the Securities and Exchange Commission.

(ix)                                Return of Company Property:  Former Executive represents that Former Executive has returned to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party in Former Executive’s possession or control.  Former Executive has cleared all expense accounts, repaid everything Former Executive owes to the Company or any Released Party, paid all amounts Former Executive owes on Company-provided credit cards or accounts (such as cell phone accounts), and canceled or personally assumed any such credit cards or accounts.

(x)                                   Nondisparagement:  Former Executive agrees not to criticize, denigrate, or otherwise disparage the Company, any other Released Party, or any of their products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research.  However, nothing in this subsection shall prohibit Former Executive from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

(f)                                    Employment Termination:  Former Executive’s employment with the [Company] ended on [                  ].

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT.  BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY SUGGESTS THAT YOU DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE.  TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO [21/45] DAYS.  BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

                                 IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS AGREEMENT TO                                  AT                                   ..  IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING SIGNED IT.  TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO                                AT                                 BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT.  IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

Date:
Former Executive

Date:
Company